Exhibit 4.1
__________________________
SECOND SUPPLEMENTAL INDENTURE
Dated as of February 15, 2011
between
US ONCOLOGY, INC.,
and
WILMINGTON TRUST FSB,
as Trustee
to the
INDENTURE
Dated as of June 18, 2009
Among
US ONCOLOGY, INC.,
THE SUBSIDIARY GUARANTORS NAMED THEREIN
and
WILMINGTON TRUST FSB
as Trustee
9.125% SENIOR SECURED NOTES DUE 2017
__________________________

     THIS SECOND SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of February 15, 2011, between US Oncology, Inc., a Delaware corporation (the “Company”), and Wilmington Trust FSB, as trustee (together with its successors and assigns, in such capacity, the “Trustee”).
WITNESSETH
     WHEREAS, the Company has heretofore executed and delivered an indenture, dated as of June 18, 2009 (the “Indenture”), between the Company, the subsidiary guarantors party thereto and the Trustee, pursuant to which the Company has issued its 9.125% Senior Secured Notes due 2017 (collectively, the “Securities”);
     WHEREAS, the Company has called for redemption all of the outstanding Securities pursuant to paragraph 5 of the form of Securities (the “Redemption”) at a redemption price equal to 100% of the principal amount of the Securities, plus the Applicable Premium (as defined in the Indenture) and accrued and unpaid interest thereon to February 16, 2011 (the “Redemption Date”);
     WHEREAS, immediately following the Redemption on the Redemption Date, the Company seeks to discharge its obligations under the Indenture pursuant to Section 8.01(a), other than those obligations that expressly survive such discharge pursuant to Section 8.01(c) and this Supplemental Indenture;
     WHEREAS, the Company and the Holders of the Securities of at least a majority in aggregate principal amount of the Securities currently outstanding have a dispute over the amount and calculation of the Applicable Premium to be paid by the Company in connection with the Redemption, and wish to resolve that dispute by the Court (as defined below);
     WHEREAS, Section 9.02 of the Indenture provides that, subject to certain conditions, the Company and the Trustee may amend the Indenture or the Securities with the consent of the Holders of at least a majority in aggregate principal amount of the Securities then outstanding;
     WHEREAS, the Company will deposit in an account with Wilmington Trust FSB, as securities intermediary (the “Securities Intermediary”) for the benefit of the Holders of the Securities as of the Redemption Date (together with their transferees, the “Eligible Holders”), an aggregate amount of immediately available funds equal to $42,033,552.39 (the “Escrow Funds”);
     WHEREAS, the Company desires to amend the Indenture to provide, among other things, that, subject to and upon the terms and conditions set forth in this Supplemental Indenture, the Securities Intermediary shall distribute the applicable portion, if any, of the Escrow Funds to the Eligible Holders in accordance with their respective ownership of the Securities as of the Redemption Date;
     WHEREAS, the Company desires to amend the Indenture to provide that the Company’s obligation to pay any Contingent Redemption Payment survive the discharge of the Indenture;
     WHEREAS, Holders of at least a majority in aggregate principal amount of the Securities have heretofore delivered their consents to the amendments set forth in this Supplemental Indenture; and
     WHEREAS, the Board of Directors of the Company has authorized and approved the execution and delivery of this Supplemental Indenture.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:
ARTICLE 1
CAPITALIZED TERMS
     Section 1.01 Capitalized Terms.
     Capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Indenture, including the form of Security for the Securities.
ARTICLE 2
AMENDMENTS
     Section 2.01 Article XIII.
     The Indenture shall be amended to add the following Article XIII:
“ARTICLE XIII
CONTINGENT REDEMPTION PAYMENT
     Section 13.01 Contingent Redemption Payment.
     (1) Prior to the Redemption, the Company shall cause the Escrow Funds to be deposited with the Securities Intermediary in account 098559-000 in the name “US Oncology Custodial Account” (the “Secured Escrow Account”).
     (2) In order to secure the full and punctual payment and performance of the Company’s obligation to pay any Contingent Redemption Payment upon the Final Order of the Court, the Company hereby grants to the Trustee, for the ratable benefit of the Eligible Holders, a continuing first priority perfected security interest in all of the Company’s right, title and interest in and to the Escrow Collateral, whether now owned or existing or hereafter acquired or arising, and wherever located, and all proceeds of the foregoing.
     (3) Upon presentation, promptly after receipt thereof, to the Securities Intermediary by the Trustee of the Final Order to the effect that the Contingent Redemption Payment is greater than $0, the Trustee shall promptly direct the Securities Intermediary to disburse the Contingent Redemption Payment to the Paying Agent for further distribution to the Eligible Holders. If the funds in the Secured Escrow Account are insufficient to pay the Contingent Redemption Payment, the Company shall pay to the Paying Agent for further distribution to the Eligible Holders any such amount required to satisfy the Contingent Redemption Payment. Thereafter, the Trustee shall promptly direct the Securities Intermediary to promptly turn over to the Company any remaining funds in the Secured Escrow Account. The Company shall be entitled to a release to it of all funds in the Secured Escrow Account upon presentation to the Securities Intermediary of the Final Order (with a copy to the Trustee) to the effect that the Contingent Redemption Payment is $0.

     (4) At all times until the release of the Escrow Collateral in accordance with this Section 13.01 and the Securities Account Control Agreement, the Secured Escrow Account shall be maintained. Amounts on deposit in the Secured Escrow Account shall be held in cash or, at the written direction of the Company, invested (and reinvested from time to time) in U.S. Government Obligations or money market funds investing in U.S. Government Obligations (such investments collectively referred to herein as “Eligible Investments”), which Eligible Investments shall be held in the Secured Escrow Account. Any income, including any interest or capital gains received with respect to the balance from time to time standing to the credit of the Secured Escrow Account, shall remain, or be deposited, in the Secured Escrow Account.
     (5) In the event that Holders of at least a majority in aggregate principal amount of the Securities then outstanding fail to deliver to the Trustee by 5:00 p.m. New York City time on February 18, 2011 medallion-stamped letters evidencing beneficial ownership of such Holders’ Securities in connection with a direction to the Trustee regarding the resolution of the dispute concerning the amount and calculation of the Applicable Premium, the Trustee shall thereafter promptly deliver a certification of such failure to the Company and direct the Securities Intermediary to release and turn over all funds in the Secured Escrow Account to the Company.
     (6) Upon all of the funds in the Secured Escrow Account being released by the Securities Intermediary to be used in the payment of the Contingent Redemption Payment or being released to the Company, the security interests in the Escrow Collateral shall automatically terminate.
     Section 13.02 Certain Definitions. For purposes of this Article XIII, the following terms shall have the following meanings:
     “Contingent Redemption Payment” means the sum of: (A) the excess, if any, calculated after the Final Order has been received by the Trustee, of (i) the lesser of (a) $176,385,869.20 and (b) the aggregate amount of the Applicable Premium, as determined in accordance with the Final Order over (ii) $137,299,262.43, plus (B) interest on such amount from and including February 16, 2011 to but not including the date on which the Contingent Redemption Payment is distributed, at a rate per annum of 9.125% (computed on the basis of a 360-day year of twelve 30-day months).
     “Court” means the Commercial Division of the Supreme Court of the State of New York, New York County.
     “Escrow Collateral” means (i) the Secured Escrow Account, including the Escrow Funds and all Financial Assets credited to the Secured Escrow Account from time to time pursuant to Section 13.01, (ii) all Securities Entitlements with respect to Financial Assets credited to the Secured Escrow Account, (iii) all dividends, interest and other payments and distributions, including any instruments and other property, made on or with respect to any Financial Assets from time to time received, receivable or credited to the Secured Escrow Account and (iv) all proceeds of any of the foregoing.
     “Final Order” means the final order of the Court, following the exhaustion of any appeals to courts of appellate jurisdiction, with respect to the dispute regarding the calculation of the Applicable Premium, including, but not limited to, the meaning of the language “the remaining term of the Securities” (as such language is used in the definition of Comparable Treasury Issue).
     “Financial Assets” has the meaning ascribed to such term in the Uniform Commercial Code.
     “Second Supplemental Indenture” means the Second Supplemental Indenture dated as of February 15, 2011 by and between the Company and the Trustee.

     “Securities Account Control Agreement” means that certain Securities Account Control Agreement dated as of February 16, 2011 by and among the Company, the Securities Intermediary and the Trustee, in the form and substance annexed to the Second Supplemental Indenture as Exhibit A.
     “Securities Entitlement” has the meaning ascribed to such term in the Uniform Commercial Code.
     Section 13.03 Amendments. The provisions of this Article XIII may be amended in writing by the Company, the Trustee and the Securities Intermediary, with the consent of Eligible Holders of at least a majority in aggregate principal amount of the Securities.
     Section 13.04 Role of Trustee. The Trustee shall act for the benefit of the Eligible Holders for purposes of this Article XIII.”
     Section 2.02 Amendment to Section 8.01(c).
     Section 8.01(c) is hereby deleted and replaced in its entirety with the following:
     “(c) Notwithstanding clauses (a) and (b) above, the Company’s and the Trustee’s obligations in Sections 2.04, 2.05, 2.06, 2.07, 6.05, 6.09, 6.11, 7.02, 7.07, 7.08, 7.09, 8.05 and 8.06 and Article XIII shall survive until the release of the funds in the Secured Escrow Account in accordance with Article XIII, provided that, following the discharge of the Indenture, all references to “Securities” hereunder shall be deemed to mean the right to receive the Contingent Redemption Payment. Thereafter, the Company’s obligations in Sections 7.07 and 8.05 shall survive.”
ARTICLE 3
MISCELLANEOUS
     Section 3.01 Ratification of Indenture; Supplemental Indenture
     Part of Indenture.
     (a) Except as expressly supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder and Eligible Holder of the Securities heretofore or hereafter authenticated and delivered shall be bound hereby. In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.
     (b) The provisions of this Supplemental Indenture shall become effective as of the date first written above and shall become operative immediately prior to the redemption of the Securities.
     Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
     THIS SUPPLEMENTAL INDENTURE AND THE SECURITIES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. ALL ACTIONS AND PROCEEDINGS ARISING OUT OF OR RELATING TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE HEARD AND DETERMINED EXCLUSIVELY IN THE COMMERCIAL DIVISION OF THE SUPREME COURT OF NEW YORK

STATE, NEW YORK COUNTY AND ANY APPELLATE COURT THEREOF. THE PARTIES HERETO HEREBY (I) SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE ABOVE-NAMED COURTS FOR THE PURPOSE OF ANY ACTION ARISING OUT OF OR RELATING TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY, BROUGHT BY ANY PARTY HERETO, AND (II) IRREVOCABLY WAIVE, AND AGREE NOT TO ASSERT BY WAY OF MOTION, DEFENSE, OR OTHERWISE, IN ANY SUCH ACTION, ANY CLAIM THAT IT IS NOT SUBJECT PERSONALLY TO THE JURISDICTION OF THE ABOVE-NAMED COURTS, THAT THE ACTION IS BROUGHT IN AN INCONVENIENT FORUM, THAT THE VENUE OF THE ACTION IS IMPROPER, OR THAT THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY MAY NOT BE ENFORCED IN OR BY ANY OF THE ABOVE-NAMED COURTS.
     EACH OF THE COMPANY, THE TRUSTEE AND THE HOLDERS HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE INDENTURE, THIS SUPPLEMENTAL INDENTURE, THE SECURITIES OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 3.03 Acknowledgement.
     Upon (i) deposit of the redemption price of $912,495,703.40 for the Securities with the Paying Agent, (ii) the deposit of the Escrow Funds with the Securities Intermediary, and (iii) the due execution and delivery of the Securities Account Control Agreement, the conditions precedent to the satisfaction and discharge of the Indenture pursuant to Section 8.01(a) have been complied with by the Company.
     Section 3.04 Trustee Makes No Representation.
     The recitals contained herein are those of the Company and not the Trustee, and the Trustee assumes no responsibility for the correctness of same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. All rights, protections, privileges, indemnities and benefits granted or afforded to the Trustee under the Indenture shall be deemed incorporated herein by this reference and shall be deemed applicable to all actions taken, suffered or omitted by the Trustee under this Supplemental Indenture.
     Section 3.05 No Action.The Company shall take no action against the Trustee alleging any form of negligence or breach of its obligations or fiduciary duties under the Indenture, the Notes, the Collateral Agreement or any other Security Document. In addition, the Company shall not take any action against the Trustee for any malfeasance or other such wrongdoing in connection with the dispute or resolution of the proper party entitled to the Contingent Redemption Payment.
     Section 3.06 Counterparts.
     The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

     Section 3.07 Effect of Headings.
     The section headings herein are for convenience only and shall not effect the construction thereof.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first written above.

US ONCOLOGY, INC.
By:	/s/ Nicholas A. Loiacono
	Name:	Nicholas A. Loiacono
	Title:	Vice President and Treasurer

WILMINGTON TRUST FSB, as Trustee
By:	/s/ Timothy P. Mowdy
	Name:	Timothy P. Mowdy
	Title:	Vice President